Exhibit 99.1

     BSD MEDICAL CORPORATION APPROVED FOR LISTING ON AMERICAN STOCK EXCHANGE

    SALT LAKE CITY, May 3 /PRNewswire-FirstCall/ -- BSD Medical Corp. (OTC Bulletin Board: BSDM) today announced that the American Stock Exchange has approved its application for listing the Company's securities. This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards. The transition before BSD Medical begins trading on the American Stock Exchange is expected to take several days, and in the interim BSD will continue to be traded on the OTC Bulletin Board under the symbol BSDM.

    "We are very pleased to be listed on the American Stock Exchange, and believe that this listing should significantly increase the visibility of BSD Medical Corporation on Wall Street and attract analyst coverage, as well as providing trading liquidity for institutional investors," said Hyrum A. Mead, President of BSD Medical. "Major developments in BSD Medical have increased share price and stockholder equity over a two-year rise, qualifying us to meet the requirements for listing on AMEX."

    About BSD Medical Corporation

    BSD Medical develops, manufactures, markets and services systems that deliver focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of enlarged prostate symptoms
(BPH), and is responsible for much of the technology that has created a substantial medical industry based on that therapy. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions. BSD was the recent recipient of the 2005 Frost and Sullivan "Technology of the Year Award" for cancer therapy devices. For further information visit the BSD website at www.BSDMC.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as current expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             05/03/2005
    /CONTACT:  Hyrum A. Mead, +1-801-972-5555, fax, +1-801-972-5930,
investor@bsdmc.com/
    /Web site:  http://www.bsdmc.com /